Exhibit 99.1

PerkinElmer Announces Financial Results for the First Quarter 2008

  Revenue of $482 million, up 20% over the prior year
  EPS from continuing operations of $0.20; Adjusted EPS of $0.29, up 21% over the prior year

WALTHAM, Mass.--(BUSINESS WIRE)--PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics markets, today reported financial results for the first quarter ended March 30, 2008. The Company reported GAAP earnings per share from continuing operations of $0.20. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.29, which is above the Company’s prior guidance of $0.26 to $0.27.

Revenue for the first quarter 2008 was $482.3 million, an increase of 20% versus the first quarter 2007. Revenue growth was 19% in Life and Analytical Sciences and 22% in Optoelectronics, compared to the same period a year ago. Changes in foreign exchange rates contributed approximately 6% and acquisitions contributed approximately 4% to the first quarter 2008 revenue growth.

“We are pleased to have started 2008 with very strong revenue and profit growth,” said Robert F. Friel, president and chief executive officer of PerkinElmer. “Our results were driven by excellent performance in Medical Imaging and Genetic Screening, strong demand for environmental applications and favorable customer response to new product introductions such as the AlphaLISA™ immunoassay reagent line and our xenon flash modules for mobile phone cameras.”

GAAP operating profit for the first quarter 2008 was $36.4 million, compared to $23.1 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit for the first quarter 2008 was $53.3 million, up 24% as compared to $43.1 million in the first quarter 2007.

Financial Overview by Reporting Segment

Life and Analytical Sciences reported revenue of $356.6 million for the first quarter 2008, up 19% from revenue of $299.5 million in the first quarter 2007, driven by growth in the Company’s Genetic Screening, Analytical Sciences, and Laboratory Services businesses, as well as a positive impact from acquisitions, new product introductions, and changes in foreign exchange rates.

The segment’s GAAP operating profit for the first quarter 2008 was $23.4 million, compared to $14.9 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the first quarter 2008 was $38.4 million, up 17% as compared to $32.7 million in the first quarter 2007.

Optoelectronics reported revenue of $125.7 million for the first quarter 2008, up 22% from revenue of $103.4 million in the first quarter 2007, driven primarily by revenue growth in the Company’s Medical Imaging and Specialty Lighting businesses, as well as a positive impact from new product introductions and changes in foreign exchange rates.

The segment’s GAAP operating profit for the first quarter 2008 was $23.3 million, compared to $16.3 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit for the first quarter 2008 was $24.4 million, up 41% as compared to $17.3 million in the first quarter 2007.

Financial Guidance

For the second quarter 2008, the Company expects revenue to increase at a mid-teens to high-teens growth rate with changes in foreign exchange rates and acquisitions each contributing approximately 5%, or 10% in total. The Company expects to earn GAAP earnings per share in the range of $0.25 to $0.27, and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $0.33 to $0.35.

Conference Call Information

The Company will discuss its first quarter results in a conference call on April 24, 2008, at 4:30 p.m. Eastern Time (ET). To access the call, please dial (617) 213-8066 prior to the scheduled conference call time and provide the access code 37254591. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the access code is 12862878.

A live audio webcast of the call will be available on the "Investors" section of our Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on our Web site approximately two hours after the call and will be available through May 24, 2008.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) our failure to comply with health care industry regulations; (11) economic, political and other risks associated with foreign operations; (12) our ability to retain key personnel; (13) restrictions in our credit agreements; (14) our ability to realize the full value of our intangible assets; (15) markets into which we sell our products decline or do not grow as anticipated; (16) disruptions in the supply of raw materials and supplies; (17) the manufacture and sale of products may expose product liability claims; and (18) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenue of $1.8 billion in 2007, has 9,100 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(In thousands, except per share data)	March 30, 2008	April 1, 2007

Sales	$482,343	$402,900

Cost of sales	284,766	242,833
Amortization of acquired inventory revaluation	-	1,377
Research and development expenses	29,118	27,841
In-process research and development charges	-	1,502
Selling, general and administrative expenses	132,077	101,765
Restructuring and lease charges, net	-	4,438

Operating income from continuing operations	36,382	23,144

Interest income	(1,358)	(1,211)
Interest expense	6,318	2,255
Gains on dispositions of investments, net	(889)	(401)
Other expense, net	1,239	2,123

Income from continuing operations before income taxes	31,072	20,378

Provision for income taxes	7,649	5,559

Net income from continuing operations	23,423	14,819

Loss from discontinued operations, net of income taxes	(2,916)	-
Loss on disposition of discontinued operations, net of income taxes	(369)	(127)

Net income	$20,138	$14,692

Diluted earnings (loss) per share:
Continuing operations	$0.20	$0.12

Loss from discontinued operations, net of income taxes	(0.02)	-
Loss on disposition of discontinued operations, net of income taxes	-	-

Net income	$0.17	$0.12

Weighted average diluted shares of common stock outstanding	118,459	123,263

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional supplemental information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.20	$0.12
Amortization of intangible assets, net of income taxes	0.07	0.06
Stock options, net of income taxes	0.01	0.01
Amortization of acquired inventory revaluation, net of income taxes	-	0.01
In-process research and development charges, net of income taxes	-	0.01
Purchase accounting adjustment - revenue not recognized, net of income taxes	0.01	-
Restructuring and lease charges, net of income taxes	-	0.03
Adjusted EPS	$0.29	$0.24

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended
(In thousands)		March 30, 2008	April 1, 2007

Life and Analytical Sciences	Sales	$356,614	$299,538
	OP$ reported	23,363	14,852
	OP% reported	6.6%	5.0%
	Amortization expense	12,827	9,783
	Stock option expense	834	748
	Revaluation of acquired inventory	-	1,377
	In-process research and development charges	-	1,502
	Purchase accounting adj. - revenue not recognized	1,353	-
	Restructuring and lease charges	-	4,438
	OP$ adjusted	38,377	32,700
	OP% adjusted	10.8%	10.9%

Optoelectronics	Sales	125,729	103,362
	OP$ reported	23,331	16,269
	OP% reported	18.6%	15.7%
	Amortization expense	758	653
	Stock option expense	336	410
	Restructuring and lease charges	-	-
	OP$ adjusted	24,425	17,332
	OP% adjusted	19.4%	16.8%

Corporate	OP$ reported	(10,312)	(7,977)
	Stock option expense	813	1,032
	OP$ adjusted	(9,499)	(6,945)

Continuing Operations	Sales	$482,343	$402,900
	OP$ reported	36,382	23,144
	OP% reported	7.5%	5.7%
	Amortization expense	13,585	10,436
	Stock option expense	1,983	2,190
	Revaluation of acquired inventory	-	1,377
	In-process research and development charges	-	1,502
	Purchase accounting adj. - revenue not recognized	1,353	-
	Restructuring and lease charges	-	4,438
	OP$ adjusted	$53,303	$43,087
	OP% adjusted	11.1%	10.7%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. And Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 30, 2008	Dec 30, 2007	April 1, 2007
		(In thousands)

Current assets:
Cash and cash equivalents	$185,262	$203,348	$119,562
Accounts receivable, net	353,487	337,659	267,628
Inventories, net	223,465	202,394	204,597
Other current assets	110,154	98,797	82,378
Current assets of discontinued operations	628	750	477
Total current assets	872,996	842,948	674,642

Property, plant and equipment:
At cost	598,717	579,771	532,510
Accumulated depreciation	(395,219)	(378,885)	(344,154)
Property, plant and equipment, net	203,498	200,886	188,356
Marketable securities and investments	4,985	5,919	4,589
Intangible assets, net	493,976	479,209	421,228
Goodwill	1,437,817	1,355,656	1,156,469
Other assets	56,985	59,451	51,129
Long-term assets of discontinued operations	5,194	5,268	1,557
Total assets	$3,075,451	$2,949,337	$2,497,970

Current liabilities:
Short-term debt	$549	$562	$1,627
Accounts payable	189,800	186,388	147,708
Accrued restructuring and integration costs	10,371	12,821	5,883
Accrued expenses	355,666	346,778	266,054
Current liabilities of discontinued operations	1,338	1,049	-
Total current liabilities	557,724	547,598	421,272

Long-term debt	566,068	516,078	178,119
Long-term liabilities	333,740	310,384	356,755
Total liabilities	1,457,532	1,374,060	956,146

Commitments and contingencies

Total stockholders' equity	1,617,919	1,575,277	1,541,824
Total liabilities and stockholders' equity	$3,075,451	$2,949,337	$2,497,970

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 30, 2008	April 1, 2007
	(In thousands)

Operating activities:
Net income	$20,138	$14,692
Add: loss from discontinued operations, net of income taxes	2,916	-
Add: loss on disposition of discontinued operations, net of income taxes	369	127
Net income from continuing operations	23,423	14,819
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:

Stock-based compensation	5,242	2,888
Restructuring and lease charges, net	-	4,438
Amortization of deferred debt issuance costs	381	74
Depreciation and amortization	21,992	19,085
In-process research and development charges	-	1,502
Amortization of acquired inventory revaluation	-	1,377
Gains on dispositions, net	(889)	(401)
Changes in operating assets and liabilities:
Accounts receivable, net	4,634	12,459
Inventories, net	(12,216)	(8,901)
Accounts payable	(2,046)	(10,155)
Accrued expenses and other	(22,145)	(19,802)
Net cash provided by operating activities of continuing operations	18,376	17,383
Net cash used in operating activities of discontinued operations	(2,771)	(131)
Net cash provided by operating activities	15,605	17,252

Investing activities:
Capital expenditures	(7,256)	(11,393)
Payments for business development activity	(144)	(918)
Proceeds from disposition of businesses and investments, net	889	445
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(76,232)	(39,995)
Net cash used in investing activities of continuing operations	(82,743)	(51,861)
Net cash used in investing activities of discontinued operations	(68)	-
Net cash used in investing activities	(82,811)	(51,861)

Financing Activities:
Payments on debt	(305,000)	-
Proceeds from borrowings	355,000	25,450
Payments for debt issuance costs	(585)	-
Decrease in other credit facilities	(16)	(13)
Tax benefit from exercise of common stock options	4	703
Proceeds from issuance of common stock under stock plans	646	6,170
Purchases of common stock	(408)	(60,028)
Dividends paid	(8,236)	(8,630)
Net cash provided by (used in) financing activities	41,405	(36,348)

Effect of exchange rate changes on cash and cash equivalents	7,715	(540)

Net decrease in cash and cash equivalents	(18,086)	(71,497)
Cash and cash equivalents at beginning of period	203,348	191,059
Cash and cash equivalents at end of period	$185,262	$119,562

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	PKI
	Q108		Q107

Adjusted Gross Margin:
GAAP Gross Margin	$197.6	41.0%	$158.7	39.4%
Intangibles Amortization	9.2	1.9%	8.5	2.1%
Stock Option Expense	0.3	0.1%	0.2	0.1%
Purchase Accounting Adjustment - Revenue Not Recognized	1.4	0.3%	-	0.0%
Revaluation of Acquired Inventory	-	0.0%	1.4	0.3%
Adjusted Gross Margin	$208.4	43.2%	$168.8	41.9%

Adjusted SG&A:
GAAP SG&A	$132.1	27.4%	$101.8	25.3%
Intangibles Amortization	(3.9)	-0.8%	(1.6)	-0.4%
Stock Option Expense	(1.6)	-0.3%	(1.8)	-0.4%
Adjusted SG&A	$126.6	26.3%	$98.4	24.4%

Adjusted R&D:
GAAP R&D	$29.1	6.0%	$29.3	7.3%
Intangibles Amortization	(0.5)	-0.1%	(0.4)	-0.1%
Stock Option Expense	(0.1)	0.0%	(0.2)	0.0%
In-Process Research and Development Charges	-	0.0%	(1.5)	-0.4%
Adjusted R&D	$28.5	5.9%	$27.3	6.8%

Adjusted Operating Profit:
GAAP Operating Profit	$36.4	7.5%	$23.1	5.7%
Intangibles Amortization	13.6	2.8%	10.4	2.6%
Stock Option Expense	2.0	0.4%	2.2	0.5%
Purchase Accounting Adjustment - Revenue Not Recognized	1.4	0.3%	-	0.0%
In-Process Research and Development Charges	-	0.0%	1.5	0.4%
Restructuring and Lease Charges	-	0.0%	4.4	1.1%
Revaluation of Acquired Inventory	-	0.0%	1.4	0.3%
Adjusted Operating Profit	$53.3	11.1%	$43.1	10.7%

	PKI
	Q108		Q107

Adjusted EPS:
GAAP EPS	$0.17		$0.12
Discontinued Operations	0.03		-
GAAP EPS from Continuing Operations	0.20		0.12
Intangibles Amortization	0.07		0.06
Stock Option Expense	0.01		0.01
Purchase Accounting Adjustment - Revenue Not Recognized	0.01		-
Revaluation of Acquired Inventory	-		0.01
In-Process Research and Development Charges	-		0.01
Restructuring and Lease Charges	-		0.03
Adjusted EPS	$0.29		$0.24

	PKI
	Q208		Q207

Adjusted EPS:	Projected		Actual
GAAP EPS	$0.25 - 0.27		$0.28
Discontinued Operations	-		-
GAAP EPS from Continuing Operations	$0.25 - 0.27		0.28
Intangibles Amortization	0.07		0.06
Stock Option Expense	0.01		0.01
Revaluation of Acquired Inventory	-		0.01
Gain on Settlement of Insurance Claim	-		(0.08)
Restructuring and Lease Charges	-		0.02
Adjusted EPS	$0.33 - 0.35		$0.30

	LAS
	Q108		Q107
Adjusted Operating Profit:
GAAP Operating Profit	$23.4	6.6%	$14.9	5.0%
Intangibles Amortization	12.8	3.6%	9.8	3.3%
Stock Option Expense	0.8	0.2%	0.7	0.2%
Purchase Accounting Adjustment - Revenue Not Recognized	1.4	0.4%	-	0.0%
Revaluation of Acquired Inventory	-	0.0%	1.4	0.5%
In-Process Research and Development Charges	-	0.0%	1.5	0.5%
Restructuring and Lease Charges	-	0.0%	4.4	1.5%
Adjusted Operating Profit	$38.4	10.8%	$32.7	10.9%

	OPTO
	Q108		Q107
Adjusted Operating Profit:
GAAP Operating Profit	$23.3	18.6%	$16.3	15.7%
Intangibles Amortization	0.8	0.6%	0.7	0.6%
Stock Option Expense	0.3	0.3%	0.4	0.4%
Adjusted Operating Profit	$24.4	19.4%	$17.3	16.8%

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. Inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets and stock option expense. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We also exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets, in-process research and development charges, and stock option expense. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level. In-process research and development charges represent incomplete acquired research and development projects that have not reached technological feasibility and have no alternative future use as of the acquisition date. These charges also do not represent what our management and what we believe our investors consider to be internal investments in R&D activities. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the amount of our internal investments in R&D activities.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, in-process research and development charges, restructuring and lease charges, and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tends to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, in-process research and development charges, restructuring and lease charges, and stock option expense, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, in-process research and development charges, restructuring and lease charges, and stock option expense as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
PerkinElmer, Inc.
Investor Relations:
Michael A. Lawless, 781-663-5659
or
Media Contact:
Stephanie R. Wasco, 781-663-5701